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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
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    / /  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
         240.14a-12

                           KENT ELECTRONICS CORPORATION
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                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Item 22(a)(2) of Schedule 14A.
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     and 0-11.
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                 [LETTERHEAD OF KENT ELECTRONICS CORPORATION]
                   [FORM OF LETTER TO CERTAIN SHAREHOLDERS]



                                 June 13, 1996




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Dear
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     It is my understanding that you may have recently received a copy of the proxy analysis of Institutional Shareholder Services ("ISS") in which ISS recommended that its clients vote against two of Kent's proposals to increase the number of shares of authorized common stock and to adopt the 1996
Employee Incentive Plan. Kent believes that the concerns of ISS are misplaced and that these proposals should receive the full support of its shareholders. The proxy statement dated May 22, 1996, contains a full description of each of the proposals, and I encourage you to review the proxy statement. However, I believe it important to highlight a few points so that you will understand Kent's views on these proposals in making your decision about how to vote your shares.


AUTHORIZATION OF ADDITIONAL COMMON STOCK

     Kent presently has 30 million shares of authorized common stock of which approximately 29.9 million shares are either issued or reserved for issuance. As you are aware, within the last 18 months Kent has effected a 1.5:1 stock split, a 2:1 stock split, and an underwritten offering of 4 million (split-adjusted) shares. Each of these three actions materially reduced the number of Kent shares available for use in the future, but were determined to be in the best interest of Kent shareholders and were undertaken with that objective. Kent has requested the increase in its authorized common stock to 100 million shares in order to provide it the flexibility for additional corporate actions in the future, whether similar to or different from those undertaken in the last 18 months. Naturally, to the extent required by applicable law and the rules of the New York Stock Exchange, Kent will continue to obtain its shareholders' approval of certain



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June 13, 1996
Page 2


issuances of shares, such as in connection with material acquisitions.

     Kent believes that the proposal to increase the authorized shares of common stock merely restores the ratio of authorized and unissued shares to outstanding and reserved shares to about the same level in existence prior to the recent corporate actions described above.


1996 EMPLOYEE INCENTIVE PLAN

     The 1996 Employee Incentive Plan ("1996 Plan") is basically an enhancement and extension of the Amended and Restated 1987 Stock Option Plan ("1987 Plan"). Please note that the proposed size of the 1996 Plan is 1.6 million shares, slightly LESS than the shares currently available for grant under the 1987 Plan. As indicated in the proxy statement, upon approval of the 1996 Plan no further options will be granted under the 1987 Plan.

     As described in the proxy statement, the Internal Revenue Code generally limits to $1 million per year per employee the tax deduction available to publicly-traded companies for compensation paid to named executive officers. An additional feature of the 1996 Plan not present in the 1987 Plan is that it establishes the appropriate mechanism pursuant to which an officer's cash compensation in excess of $1 million may qualify as "performance-based compensation" and be deductible by Kent for federal income tax purposes. As reflected in Kent's proxy statement, three officers of Kent received compensation in excess $1 million in Kent's 1996 fiscal year, and Kent believes that this feature of the Plan will favorably impact Kent's compensation expense in future periods.

     Finally, we note that the 1996 Plan will expire in 2006, while the 1987 Plan expires in 1997. We believe that this extension of the term without a corresponding increase in the number of shares available for grant will provide Kent's Compensation Committee the flexibility to grant additional employee stock options only when appropriate, and remove any incentive to grant options earlier than they otherwise would.

     I hope that this letter is informative and helpful to you in your decision-making process. Naturally, we would be happy to answer any particular questions you have regarding the proposals, and you should feel free to call our Treasurer, Stephen J. Chapko or me with your questions or concerns.


                                       Sincerely,


                                       /s/ MORRIE K. ABRAMSON
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                                       Morrie K. Abramson
                                       Chairman of the Board, CEO and President